Exhibit 99.1

Contacts:

Richard D. Katz,M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Lev Janashvili Vice President, Investor Relations Feinstein Kean Healthcare
(919) 941-5206	(212) 844-9290
rkatz@icagen.com	lev.janashvili@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN ANNOUNCES APPOINTMENT OF

CHARLES A. SANDERS AS CHAIRMAN OF THE BOARD AND

RESIGNATION OF H. JEFFERSON LEIGHTON

Research Triangle Park, NC (October 14, 2005) – Icagen, Inc. (NASDAQ: ICGN) today announced that Charles A. Sanders, M.D., who has served on the Icagen Board of Directors since 1997, has been appointed Chairman of Icagen’s Board of Directors. Dr. Sanders’ appointment follows the resignation from Icagen’s Board of Directors of H. Jefferson Leighton, Ph.D., who has served as Chairman since 1992.

Dr. Sanders has over forty years of experience in the pharmaceutical industry and academic medicine. Dr. Sanders served as chairman and chief executive officer of Glaxo Inc. from 1989 to May 1995, and also served as a member of the board of directors of Glaxo plc. Previously, Dr. Sanders was general director of Massachusetts General Hospital and professor of medicine at Harvard Medical School. Dr. Sanders is a director of several publicly traded companies, including Trimeris, Genentech and Fisher Scientific International. He is currently a member of the Institute of Medicine of the National Academy of Sciences, a member of the CSIS Board of Trustees, chairman of Project HOPE and chairman of the Foundation for the National Institutes of Health. Dr. Sanders is also past chairman of the New York Academy of Sciences, past chairman of The Commonwealth Fund and past chairman of the Harvard Overseers Committee to Visit the Harvard Medical School. Dr. Sanders received his M.D. from Southwestern Medical College of the University of Texas.

Jeff Leighton, Ph.D. stated, “After more than twelve years of service on the Icagen Board, I have decided to retire from this position entirely for family reasons. It has been a privilege to work with the management team and the Board of Directors at Icagen during this period. I continue to believe strongly in the approach of targeting ion channels for the development of novel pharmaceuticals and believe that Icagen is extremely well positioned to continue its research and development efforts in this field.”

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P. Kay Wagoner, Ph.D., Chief Executive Officer of Icagen, noted, “We thank Jeff for his many years of service on the Icagen Board. Since the Company’s inception in 1992, his guidance and counsel have been invaluable. Jeff’s presence on the Icagen Board will be greatly missed, and we wish him the very best in all his future endeavors. At the same time, we are delighted that Charles Sanders has been appointed our new Chairman. His many years of experience in the pharmaceutical industry and medical community will be of great value to the Company as we continue our mission to discover and develop novel pharmaceuticals based upon our core ion channel technology platform.”

Dr. Sanders commented, “I thank the Board for this opportunity to serve as Chairman, and look forward to continuing to work with the management team and Board at Icagen as the Company continues to advance its pipeline of clinical and preclinical compounds. Speaking for the entire Board, I wish Jeff the very best, and thank him for his many years of dedicated service to the Company.”

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

•	ICA-17043 for sickle cell disease, for which the Company is conducting a pivotal Phase III clinical trial;

•	a compound for atrial fibrillation, which is being developed by the Company’s collaborator Bristol-Myers Squibb Company and is in Phase I clinical trials;

•	lead compounds for epilepsy and neuropathic pain, for which the Company is conducting preclinical studies; and

•	a compound for dementia, including Alzheimer’s disease, which is being developed by the Company’s collaborator Astellas Pharma, Inc., formerly Yamanouchi Pharmaceutical Co., Ltd., and is undergoing advanced preclinical testing.

Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain disorders, inflammatory disorders and glaucoma.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Certain Factors That May Affect Future Results” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 15, 2005. These risk factors include risks as to whether the Company’s products will be successful in the clinical trials process, the timing of such clinical trials, whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company’s products, including ICA-17043, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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